Exhibit 10.14

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of March 1, 2019 by and between Synalloy Corporation, a Delaware corporation (the “Corporation”), and Craig C. Bram, a resident of Richmond, Virginia (the “Employee”).
RECITALS
WHEREAS, the Corporation and the Employee executed and delivered an Employment Agreement dated May 1, 2014 and a Confidentiality, Non-Competition and Non-Solicitation Agreement dated May 27, 2015 (collectively, the “Prior Agreement”); and
WHEREAS, the Corporation and the Employee desire to terminate the Prior Agreement and to effectuate this Agreement as of March 1, 2019 according to the terms herein.
AGREEMENTS
NOW, THEREFORE, in consideration of the above premises and the terms and provisions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Corporation and the Employee hereby agree as follows:
1.Employment. The Corporation and the Employee hereby terminate the Prior Agreement effective March 1, 2019. The parties agree this Agreement then and thereafter shall be the sole employment agreement between the Corporation and the Employee pursuant to the terms and provisions set forth herein. The Corporation agrees to employ the Employee and the Employee agrees to serve as Chief Executive Officer and President of the Corporation, and in such other capacities as the Board of Directors of the Corporation (the “Board”) may designate from time to time, for a period of two (2) years beginning March 1, 2019, the effective date of this Agreement (this original term together with any extensions thereof shall be referred to collectively as the “Term”); provided, however, that, commencing on March 1, 2021 and on each two-year anniversary of this Agreement thereafter, the Term shall automatically be extended for two (2) additional years unless, not later than ninety (90) days prior to the conclusion of the then current Term, the Corporation or Employee shall have given written notice that it does not wish to extend this Agreement; provided, further, that in no event shall any termination of this Agreement result in any forfeiture of rights that accrued prior to the date of such termination. During the Term, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation. Notwithstanding the foregoing, nothing herein shall be construed to prevent Employee from serving on the Board of Directors of any other company without violating Section 9 below or continuing employment with Horizon Capital Management, Inc.
2.Compensation. Subject to the Committee’s (as defined below) annual review and adjustment as set forth herein, the Corporation shall pay the Employee during the Term hereunder a base salary of Four Hundred Ninety-Five Thousand and No Dollars ($495,000.00) per year (the “Base Salary”) together with the Incentive Plan compensation payable as provided in Section 3 below, and except as otherwise provided in this Agreement. The Base Salary shall be payable monthly or on a less frequent basis by mutual agreement. The Compensation & Long-Term Incentive Committee of the Board (the “Committee”) shall review the Employee’s Base Salary on an annual basis. Based on such reviews, the Committee may increase, but shall not decrease, the Base Salary on an annual basis.
3.Incentive Plan. In addition to the Base Salary provided for in Section 2 above, for each fiscal year during which Employee serves as Chief Executive Officer and President of the Corporation and provided Employee is in the employ of the Corporation on the last day of such fiscal year (except as provided in Sections 7 and 8 hereof), the Employee shall be entitled to a cash incentive (the “Cash Incentive”) and an equity incentive (the “Equity Incentive”) as provided for in the incentive plan (the “Incentive Plan”) established by the Committee before the beginning of each of the Corporation’s fiscal years.
The provisions of this Section 3 shall apply only to the Incentive Plan in effect for the applicable year during the Term. Each year’s Incentive Plan is developed and approved by the Committee, in its sole discretion, on an annual basis. Nothing set forth herein shall be construed to guarantee that an Incentive Plan will be effective for any year during the Term. The right of the Employee to Cash Incentive payments and Equity Incentive grants shall be governed solely by the Incentive Plan, if any, approved by the Committee in its absolute discretion for the relevant year.
4.Other Benefits. Employee shall be eligible to participate in all employee benefits plans in accordance with the terms of such plans.
5. Death or Disability. If because of death or illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, Employee shall fail to render the services provided for by this Agreement, or if Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement, then the Base Salary provided for in Section 2 hereof shall continue until the next anniversary date of this Agreement but in no event less than three (3) months, along with incentive payments as defined in the Incentive Plan.
6.Termination for Cause; Resignation. Nothing in this Agreement shall be construed to prevent the Corporation from terminating Employee’s employment hereunder at any time for cause. Fraud, dishonesty, gross negligence, willful misconduct, misappropriation, embezzlement, material violation of any code of conduct adopted by the Board, excessive absences from work, entry of any order by the Securities and Exchange Commission pursuant to Section 21C of the Securities Exchange Act of 1934 (the “Exchange Act”) or Section 8A of the Securities Act of 1933 prohibiting Employee from serving as an officer or director of an issuer that has a class of securities registered pursuant to Section 12 of the Exchange Act or that is required to file reports pursuant to Section 15(d) of the Exchange Act, or the like, or any act or omission reasonably deemed by the Board to have been disloyal to the Corporation shall constitute cause for termination. Termination for cause by the Corporation pursuant to this Section 6 shall not constitute a breach of this Agreement by the Corporation and shall release the Corporation from all of its obligations pursuant to this Agreement (including without limitation any obligation to pay any Cash Incentive or Equity Incentive as described in Section 3) other than the obligation to pay any accrued but unpaid portion of Employee’s Base Salary. Additionally, Employee may resign his employment with the Corporation at any time prior to the conclusion of the then current Term, provided that such resignation would constitute a release of the Corporation of all of its obligations pursuant to this Agreement (including without limitation any obligation to pay any Cash Incentive or Equity Incentive as described in Section 3) other than the obligation to pay any accrued but unpaid portion of Employee’s Base Salary.
7.Termination Without Cause; Failure to Renew Agreement. The Corporation shall have the right to terminate the Employee at any time without cause or, in its sole discretion, not to renew this Agreement for any reason at the end of a then current Term. Upon the occurrence of either circumstance, Employee shall receive, in addition to the Corporation’s accrued obligations with respect to Employee’s Base Salary and pro-rata portion of the current year’s

Incentive Plan compensation at the Target Level, as defined in the current Incentive Plan, the following as severance, provided that Employee agrees to, signs, and does not revoke a separation agreement presented by the Corporation that includes standard terms such as a release of all claims against the Corporation and reaffirms the restrictive covenants set forth in Section 9 herein: (i) one and one-half (1.5) times Employee’s current Base Salary, which at the Corporation’s option may be paid in the form of a lump-sum payment within ninety (90) days of termination or over the course of eighteen (18) months in accordance with the Corporation’s normal payroll schedule, (ii) the average of the two (2) most recent Cash Incentive payments and Equity Incentive awards received by the Employee, which payment (lump sum) and award shall be made to Employee within ninety (90) days of termination, (iii) a lump sum payment to the Employee equal to the cost of COBRA health insurance premiums (for then-currently enrolled medical and dental policies and coverages) for twenty-four (24) months following the date of termination, and (iv) immediate vesting in one hundred percent (100%) of any previously granted Equity Incentives and grants of stock options (“Stock Options”) under the Corporation’s 2011 Long Term Incentive Stock Option Plan. Equity Incentives that are performance based will immediately vest at the Target Level, as defined in the current Incentive Plan. Stock Options shall be exercisable for a period of the earlier of (a) one (1) year after termination or (b) the expiration date of such Stock Options pursuant to their terms.
8.Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) any person (as defined in Section 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities, or (ii)

there is a consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries).
If in connection with, or within two (2) years after, a Change in Control, (i) the Corporation shall terminate the Employee’s employment other than for cause (and other than due to his death or disability) or (ii) the Employee is not retained in substantially the same or better role and at substantially the same or better compensation level, and Employee’s primary work location is not within twenty (20) miles of Richmond, Virginia, all as prior to the Change in Control, the Employee shall receive, in addition to the Corporation’s accrued obligations with respect to Employee’s Base Salary and pro-rata portion of the current year’s Cash Incentive and Equity Incentive at Target Level, as defined in the current Incentive Plan, the following as severance, provided that Employee agrees to, signs, and does not revoke a separation agreement presented by the Corporation that includes standard terms such as a release of all claims against the Corporation and reaffirms the restrictive covenants set forth in Section 9 herein: (a) for a period of thirty (30) months following the date of termination, continuation of Employee’s then-current Base Salary, which at the Corporation’s option may be paid in the form of a lump-sum payment within ninety (90) days of termination or over the course of thirty (30) months in accordance with the Corporation’s normal payroll schedule, (b) two and one-half (2.5) times the average of the two (2) most recent Cash Incentive payments and Equity Incentive awards received by the Employee, which payment (lump sum) and award shall be made to Employee within ninety (90) days of termination, (c) a lump sum payment  to the Employee equal to the cost of COBRA health insurance premiums (for then-currently enrolled medical and dental policies and coverages) for twenty-four (24) months following the date of termination, and (d) immediate vesting in one hundred percent (100%) of any previously granted Equity Incentives and Stock Options. Equity Incentives that are performance based will immediately vest at the Target Level, as defined in the current Incentive Plan. Stock Options shall be exercisable for a period of the earlier of (i) one (1) year after termination due to Change in Control, as set forth in this Section 8 or (ii) the expiration date of such Stock Options pursuant to their terms. If any of the provisions of this Section 8 come into effect, the Corporation and the Employee agree to notify the Committee immediately in writing.
9.     Restrictive Covenants.
(a)    Non-Competition. Employee agrees during the term of employment and for a period of one (1) year after his employment terminates for any reason, the Employee will not, directly or indirectly (such as through a separate entity) without the prior written approval of the Board, become an officer, employee, consultant, agent, partner, director, shareholder or owner of beneficial interests in or of any following business enterprises:
(i)    a business enterprise which competes with the Corporation and its subsidiaries/affiliates for customers, orders, supply sources, or contracts (a) in the continental United States, and (b) in those businesses in which the Corporation and its affiliates were engaged on the date his employment terminated, unless, Employee’s activities for such business enterprise are limited in such a way that Employee is not engaged, directly or indirectly, in competition with the Corporation or its affiliates for customers, orders, supply sources or contracts, or
    (ii)    a Target Company.

As used herein, “Target Company” means any business enterprise wherever located and of whatever type (including without limitation a business not currently competitive with the Corporation or its subsidiaries) which during the six (6) months immediately preceding the termination or other cessation of the Employee’s employment with the Corporation either was (i) in discussions with the Corporation or its subsidiaries regarding a merger with the Corporation or any of its subsidiaries, or (ii) in discussions with the Corporation or its subsidiaries regarding their purchase of some or all of the Target Company’s equity interests (including stock or limited liability company interests) or a material part of its assets or, alternatively, regarding their sale to the Target Company of some or all of the Corporation’s or its subsidiaries’ equity interests (including stock or limited liability company interests) or a material part of their respective assets; or (iii) identified by management employees of the Corporation or its subsidiaries as a potential business with which the Corporation or its subsidiaries will investigate for the purpose of potentially engaging in one or more of the activities described in subsections (i) and (ii) of this definition.
Further, passive ownership (not to exceed 5% of the total outstanding stock) of any publicly traded company will not in itself violate the provisions of this Section 9.
(b)    Non-Solicitation. Employee agrees that while employed by the Corporation and for a period of eighteen (18) months following Employee’s termination by or resignation from the Corporation, Employee will not, directly or indirectly, for Employee’s own benefit or for the benefit of any other person or entity, solicit, attempt to solicit, divert, or attempt to divert business from any customers, clients, or suppliers of the Corporation (or any of its subsidiaries) which were contacted by, solicited by, marketed to, or served by the Corporation during the two (2) year period immediately preceding Employee’s resignation or termination.
Employee further agrees that while employed by the Corporation and for a period of eighteen (18) months following Employee’s termination by or resignation from the Corporation, Employee will not, directly or indirectly, on Employee’s own or on behalf of a third party, recruit, hire, or in any manner induce or assist in the inducement of any other employee of the Corporation away from the Corporation’s employ or from the faithful discharge of such employee’s obligations to serve the Corporation’s interests. For purposes of this paragraph, “employee” shall mean any individual employed by the Corporation (or any of its subsidiaries) on the last day of Employee’s employment or at any time within the one (1) year period prior to the last day of Employee’s employment with the Corporation. The foregoing restriction will not apply to the employment of any employee of one party who, without notice or encouragement from the other party, initiates contact themselves or responds to a non-directed, public, general job advertisement.
(c)    Employee will not disclose during Employee’s employment or for a period of ten (10) years thereafter to anyone other than persons to whom disclosure is required in performance of Employee’s duties as an employee of the Corporation or as required by law, any trade secrets or other information obtained while employed by the Corporation which Employee knows, or in the exercise of reasonable judgment should know, the disclosure of which would be damaging to or adverse to the interests of the Corporation. In accordance with 18 USC § 1833(b), nothing herein shall prohibit the Employee, and Employee shall have no criminal or civil liability, from confidentially disclosing trade secret information to a government official or attorney solely to report (or to respond to an investigation concerning) a suspected violation of law or from disclosing trade secret information in a document filed in a legal proceeding so long as that document is filed under seal.
Employee acknowledges that the Corporation and its subsidiaries/affiliates are leaders in the chemical and metals industries in which they operate, and they have substantial customer relationships throughout the continental United States. Therefore, Employee agrees the geographic scope of Employee’s restrictive covenant obligations is fair and reasonable. The provisions of this Section 9 shall survive any termination of this Agreement and shall be binding on the Employee notwithstanding any termination of cessation of his employment with the Corporation (including any termination pursuant to Sections 6, 7 and 8 above).
10.     Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.
11.     Mediation. Each party hereby agrees that before initiating any litigation, the parties shall first attempt to resolve their dispute through the means of non-binding mediation using a qualified and experienced third-party mediator in Richmond, Virginia. The costs of such mediation shall be equally divided between the parties. In the course of mediation, the parties agree to exchange such information as is reasonably necessary and relevant to the issues being mediated. If such mediation is unsuccessful, after a good faith attempt by both parties, then either party shall have the right to initiate litigation in the appropriate court as provided herein. In such event, no part of the mediation, including the statements made by the parties or the mediator shall be admissible against either party in the litigation. In the event a party seeks injunctive relief, specific performance or in the event of an approaching deadline prescribed by any applicable statute of limitation, then there shall be no requirement that such party utilize the mediation process referred to herein.
12.     Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail or overnight mail by a recognized national carrier, to his residence in the case of Employee, or to its Corporate Office in the case of the Corporation.
13.     Benefit. This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation’s assets and business, or with or into which the Corporation may be consolidated or merged, and Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated. Employee agrees, however, that any Change of Control shall not be deemed a termination hereunder, subject to the provisions of Section 8 herein.
14.     Choice of Law; Choice of Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia without giving effect to any choice-of-law provision or rule that would cause the application of the laws of any other jurisdiction. In all court proceedings brought in connection with this Agreement, the parties hereto irrevocably consent to non-exclusive personal jurisdiction by, and venue in, the Circuit Court of the County of Henrico, Virginia, and the United States District Court for the Eastern District of Virginia, Richmond Division (to the extent such court has subject matter jurisdiction). Each party waives any right to object to such jurisdiction. Each party hereby waives its right to a trial by jury.  In any litigation between the parties in connection with this

Agreement, the substantially prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs of litigation in such proceeding from the substantially non-prevailing party.
15.    At Will Employment. Employee is an at-will employee of the Corporation. Nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Corporation or shall in any way affect the right and power of the Corporation to terminate the employment of the Employee at any time with or without assigning a reason therefor to the same extent as the Corporation might have done absent this Agreement. Nothing in this Agreement gives rise to a contract for or guarantee of employment in any manner.
16.     Entire Agreement. This instrument contains the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior agreements related to the subject matter hereof, including the Prior Agreement. It may not be changed orally, but only by an agreement in writing.
17.    Severability. Any provision of this Agreement that is found to be unenforceable in any court of the Commonwealth of Virginia or any other court or authority of competent jurisdiction for any reason shall not affect the validity of any other provisions contained in this Agreement.
18.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

[Signatures Appear on the Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year below written.

WITNESSES	SYNALLOY CORPORATION

As to Synalloy Corporation	By Its:	Murray H. Wright Chairman of the Board of Directors

EMPLOYEE

______________________ As to Employee		Craig C. Bram

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